Exhibit 99.1

NEWS RELEASE

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

CR-26-04

THE GEO GROUP ANNOUNCES CORPORATE REORGANIZATION

Boca Raton, Fla. – February 12, 2026 — The GEO Group, Inc. (NYSE: GEO) (“GEO” or the “Company”) announced today that GEO’s Chief Executive Officer, J. David Donahue, has notified the Company of his retirement, effective February 28, 2026. GEO further announced that the Company’s Founder and Executive Chairman, Dr. George C. Zoley, will return to the position of Chairman and Chief Executive Officer under an amended employment agreement effective March 1, 2026 through April 2, 2029.

Dr. Zoley founded GEO in 1984 and continues to play a major role in GEO’s development of new business opportunities in the areas of correctional and detention management, community reentry, electronic monitoring, offender rehabilitation, secure transportation, and other diversified government services. Dr. Zoley was appointed GEO’s Executive Chairman on July 1, 2021. He served as GEO’s Chief Executive Officer from the time the Company went public in 1994 through June 2021. He has served as Chairman of GEO’s Board of Directors since May 2002 and previously served as GEO’s Vice Chairman of the Board from January 1997 to May 2002. Prior to 1994, he served as President and Director from the Company’s incorporation in 1988.

George C. Zoley, GEO’s Chairman, Chief Executive Officer, and Founder, said, “We appreciate Dave Donahue’s many years of service to our Company and wish him well in his retirement. I look forward to working with our Management Team and our Board of Directors to lead our Company through what we expect to be a very active period with significant growth opportunities ahead.”

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 95 facilities totaling approximately 75,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 20,000 employees.

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Contact: Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

Use of forward-looking statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission including its Form 10-K, 10-Q and 8-K reports. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission, including those referenced above. GEO disclaims any obligation to update or revise any forward-looking statements, except as required by law.

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Contact: Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436